Exhibit 99.1

For immediate release

April 26, 2004

Contact:

Joseph Fitzgerald

310-449-3660

METRO-GOLDWYN-MAYER INC. DECLARES

EXTRAORDINARY CASH DIVIDEND OF

$8.00 PER SHARE

Los Angeles, CA — Metro-Goldwyn-Mayer Inc. (NYSE: MGM) today announced that its Board of Directors has declared a one-time cash dividend of $8.00 per common share. The dividend will be payable on May 17, 2004 to stockholders of record on May 7, 2004. Due to the magnitude of the dividend, the NYSE will defer the ex-dividend date to one day following the payment date. As a result, common shareholders who sell their shares after the record date, and through the payment date, also will be selling their right to receive the dividend. Investors are encouraged to consult with their financial advisors regarding the specific implications of the deferral of the ex-dividend date.

“Our strong cash flow and our confidence in our ability to continue to generate strong cash flow are the principal reasons why we decided to reward our shareholders with an extraordinary dividend of $8.00 per share,” said Alex Yemenidjian, MGM’s chairman and chief executive officer. “Future cash flows give us significant operating flexibility for both deleveraging and investing in our operations, and we continue to have ready access to the equity markets and ample additional borrowing capacity should strategic opportunities present themselves.”

Regarding the company’s refinanced credit facility, Yemenidjian went on to say: “Our newly refinanced credit facility, which consists of $2 billion in term loans and a $400 million revolving line of credit, exceeds our previous facility yet carries a lower interest-rate spread. The fact that the facility was significantly over-subscribed represents a vote of confidence by our lenders in the future strength of our core business.”

MGM expects that the entire dividend should qualify as a tax-free return of capital to shareholders. Nevertheless, shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of this dividend on their individual tax position.

About MGM

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of motion pictures, television programming, home video, interactive media, music and licensed merchandise. The company owns the world’s largest library of modern films, comprised of about 4,000 titles. Operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Online. In addition, MGM has ownership interests in international television channels reaching more than 100 countries. For more information, visit www.mgm.com.

This news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the Company’s products achieve customer acceptance, future business decisions, and other factors, including those described in the Company’s filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of MGM. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be realized. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company.